September 28, 2017

AMG Funds IV

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We have acted as special counsel to AMG Funds IV, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the issuance of an indefinite number of Class Z shares of beneficial interest, no par value, of the AMG Managers DoubleLine Core Plus Bond Fund (formerly ASTON/DoubleLine Core Plus Fixed Income Fund), AMG Managers Fairpointe Mid Cap Fund (formerly ASTON/Fairpointe Mid Cap Fund), AMG Managers Pictet International Fund (formerly ASTON/Pictet International Fund), AMG Managers Silvercrest Small Cap Fund (formerly ASTON/Silvercrest Small Cap Fund), AMG River Road Dividend All Cap Value Fund (formerly ASTON/River Road Dividend All Cap Value Fund), AMG River Road Dividend All Cap Value Fund II (formerly ASTON/River Road Dividend All Cap Value Fund II), AMG River Road Focused Absolute Value Fund (formerly ASTON/River Road Focused Absolute Value Fund), AMG River Road Long-Short Fund (formerly ASTON/River Road Long-Short Fund), AMG River Road Small-Mid Cap Value Fund (formerly AMG River Road Select Value Fund) AMG River Road Small Cap Value Fund (formerly ASTON/River Road Small Cap Value Fund) and AMG GW&K U.S. Small Cap Growth Fund (formerly ASTON Small Cap Fund), each a series of the Trust (the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of Post-Effective Amendment No. 181 to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”). In connection with rendering this opinion, we have examined Post-Effective Amendments Nos. 178 and 181 to the Trust’s Registration Statement on Form N-1A under the 1933 Act (collectively, the “Post-Effective Amendments”), the Trust Instrument and the Certificate of Trust of the Trust, as amended, the Trust’s Amended and Restated By-laws, the actions of the Board of Trustees of the Trust that authorized the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

AMG Funds IV

September 28, 2017

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Based upon and subject to the foregoing, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendments have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendments, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered for your use in connection with the filing of Post-Effective Amendment No. 181. We hereby consent to the filing of this opinion with the SEC in connection with Post-Effective Amendment No. 181. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention.

Very truly yours,

/S/VEDDER PRICE P.C.

VEDDER PRICE P.C.